Exhibit 10.25

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT 10.1 BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH REDACTED INFORMATION WILL BE PROVIDED ON A SUPPLEMENTAL BASIS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST

BRAND LICENSE AGREEMENT

This License Agreement (“Agreement”), effective January 24, 2022 is entered into by Starco Brands, Inc. (hereinafter “LICENSOR”) and Temperance Distilling Company (hereinafter “LICENSEE”).

RECITALS

WHEREAS, Starco Brands creates, develops and owns brands, trade names and marketing data of consumer and commercial products, and;

WHEREAS, Temperance Distilling Company is a developer and manufacturer of consumer beverage and spirits products;

WHEREAS, LICENSEE desires and LICENSOR agrees to allow LICENSEE to manufacture and sell Licensed Brands throughout the Territory as provided in this Agreement.

Now therefore, in consideration of the foregoing provisions which are incorporated herein by reference and made part hereof, the mutual and several representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LICENSOR and LICENSEE hereby agree as follows:

1.	Definitions

a.	“Licensed Brands” shall mean certain intellectual property, including the particular trademarks, service marks, copyrights, Internet domain names, social network user/profile names identified in Exhibit A attached hereto and incorporated herein by reference. Brands can be added to Exhibit A from time to time with the written mutual consent of the Parties;

b.	“Licensed Products” shall mean the goods and/or services identified in Exhibit B attached hereto and incorporated herein by reference;

c.	“Market” shall mean the retail and commercial markets and channels of trade in which the Licensed Brands may be sold, including, all general retail, general wholesale and big- box stores, and the like;

d.	“Territory” shall mean the world.

2.	Terms

a.	Grant of Non-Exclusive License in Licensed Brands

LICENSOR hereby grants to LICENSEE, subject to the terms and conditions herein, the non-exclusive, non-transferable, right, privilege and license to make, have made, use, sell, have sold, advertise, distribute and have distributed the Licensed Brands in connection with the Licensed Products in the Market and within the Territory. Other than the Licensed Products, all other goods and services of any kind, based on or incorporating, or provided with or under any of the Licensed Brands, or in any manner identifying or mentioning LICENSOR, are expressly excluded from the rights licensed to LICENSEE pursuant to this License Agreement. All rights not expressly granted to LICENSEE by this License Agreement are expressly reserved to LICENSOR

b.	Term of License

This Agreement shall become effective upon the date first above written, and shall remain in effect until midnight, December 31, 2032 unless sooner terminated according to the terms of this Agreement.

The previous paragraph notwithstanding, it is understood between both LICENSEE and LICENSOR that prior to the execution of this Agreement transactions involving the Licensed Brands did occur. It is agreed that this Agreement will retroactively apply to those transactions and the Royalties due for those transactions will be calculated and paid by LICENSEE within 60 days of execution of this Agreement.

3.	Supervision and Approval

a.	LICENSEE will use Licensed Brand only in the manner authorized by this License Agreement.

b.	All Licensed Products manufactured and sold hereunder, as well as all labels, packaging, catalogs, brochures, advertising, websites, social network pages, and other forms of publicity, shall be created and designed to be of uniform high quality so as to protect and preserve the image and goodwill that are associated by the public with LICENSOR, and LICENSEE shall conduct its business in accordance with and to protect such image and goodwill under this License Agreement.

c.	All Licensed Products developed, manufactured and sold hereunder, and all labels, packaging, catalogs, brochures, advertising and other forms of publicity material for the Licensed Products, shall be subject to LICENSOR’s written approval in advance of use, marketing or sale. Without cost to LICENSOR, LICENSEE shall submit to LICENSOR, for its inspection and approval, a reasonable number of pre-production samples of each Licensed Product, prior to any use, marketing, advertising, sale or other distribution to the public.

d.	After approval by LICENSOR, without cost to LICENSOR, LICENSEE shall submit to LICENSOR for its inspection and approval, at least one (1) final production sample of each Licensed Product (as well as labels, packaging, catalogs, brochures, advertising and other forms of publicity material for the Licensed Products) prior to any use, marketing, advertising, sale or other distribution to the public. LICENSEE shall not manufacture, distribute, market and/or sell any Licensed Product, label, packaging or advertisement depicting or incorporating the Licensed Brands, until LICENSEE has received LICENSOR’s written approval of the final samples.

e.	The right of prior approval shall be at LICENSOR’s sole discretion, which shall act in good faith, and approval in writing shall be a condition of the right to exercise the grant of license hereunder. LICENSEE shall not materially depart from any approved sample without first obtaining LICENSOR’s prior written consent. LICENSEE’s failure to cure to LICENSOR’s reasonable satisfaction, any material deviation from any approved sample shall constitute LICENSOR’s material breach by of this License Agreement.

f.	All materials submitted for approval to LICENSOR, in a language other than English, will be accompanied by a complete and accurate English translation.

g.	If LICENSOR participated in either the design or modification of a product which becomes (after LICENSOR’s written approval) a Licensed Product under this License Agreement, LICENSEE (and any affiliated company) shall not thereafter distribute or sale that product without the Licensed Brands, unless LICENSEE obtains LICENSOR’s prior written approval.

h.	LICENSOR shall have the right to inspect LICENSEE’s manufacturing and business premises for the sole purpose of ensuring that Licensed Property and the quality of the Licensed Products are satisfactory. LICENSEE will permit a duly authorized representative of LICENSOR to perform such inspection during normal business hours upon reasonable notice for the purpose of ascertaining or determining compliance with this provision no more frequently than annually. LICENSOR will notify LICENSEE at least Fifteen (15) Days in advance of any requested inspection date. All communication, verbal and written, will be conducted through LICENSEE during the Term of this License Agreement and for a period of three years thereafter. All information regarding the manufacturer is considered to be valuable and therefore confidential between LICENSEE and LICENSOR.

i.	LICENSEE shall ensure that all Licensed Products, packaging and advertising therefore, and the form, quality and standard of all materials used in the connection with the Licensed Products, conform to that of the samples approved in writing by LICENSOR pursuant to this License Agreement and comply with all laws and regulations and industry standards relevant to the Licensed Products and packaging and advertising for them, including, but not limited to, relevant laws and regulations concerning the manufacture, distribution, sale or promotion or labeling or marking of such Licensed Products and packaging and advertising for them.

j.	In addition to the standards required above, LICENSEE acknowledges the great value of the goodwill associated with the Licensed Property and the worldwide recognition thereof, and LICENSEE agrees that it will not use the Licensed Brands in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of LICENSOR or the Licensed Brands. Without limiting the foregoing, (i) all Licensed Products shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of LICENSOR, and (ii) LICENSEE shall not permit the manufacture, marketing or distribution of any Licensed Product that represent, depict or promote (a) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (b) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, or (c) any political content or (d) tobacco or drug use.

k.	LICENSEE recognizes and acknowledges that the Licensed Brands, and all elements thereof, and the goodwill associated with the Licensed Products and the Licensed brands are material and substantial business assets of LICENSOR. In that connection, LICENSEE agrees that it will sell the Licensed Product in the Territory during the Term and during any Sell-Off Period at a price which, in its reasonable, good faith business judgment, represents the best attainable price for such Licensed Product.

l.	LICENSOR and LICENSEE shall meaningfully consult with each other throughout the Term of this License Agreement. The purpose of such consultation will be to discuss methods and strategies to develop, promote and expand the Licensed Brands for the mutual benefit of LICENSOR, LICENSEE and LICENSEE’s customers with respect to the Licensed Brands and Licensed Products. To attain this mutual goal of the Parties, LICENSOR, or its designees, agrees to meet in person or via video throughout the calendar year, in conformity with mutually agreed upon schedules, with LICENSEE, or its designees, to discuss merchandise, marketing, and advertising plans and to solicit input and ideas from LICENSOR or its designees.

4.	Ownership

a.	To the best of LICENSOR’s knowledge, the Licensed Brands, as currently constituted, is identified in the attached Exhibit A and is acknowledged to be valid, enforceable and owned by LICENSOR. Upon creation, use, publication, broadcast or performance, whichever occurs first, all intellectual property rights in the Licensed Product, packaging and advertising for it, including but not limited to trademarks, Internet domain names, copyrights, industrial designs, trade dress and patents, shall be automatically deemed to be included in the definition and identification of Licensed Brands, without the need to physically amend Exhibit A. As between LICENSOR, LICENSEE and LICENSEE’s employees, agents, vendors or any other third party acting at LICENSEE’s request or direction, LICENSOR exclusively owns all current and future versions of Licensed Brands and all intellectual property rights therein, including any and all patents. During the Term of this License Agreement and thereafter, LICENSEE shall not dispute or contest, directly or indirectly, LICENSOR’s ownership of, and exclusive right to use and license Licensed Brands (with the exception of LICENSOR’s assertion of rights or use which would interfere with LICENSEE’s licensed rights under this License Agreement). This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’s product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design

b.	During and after the Term, at LICENSOR’s request and sole expense, LICENSEE will assist and cooperate, and to the extent possible, will cause all of its employees and agents, consultants, contractors, subcontractors and manufacturers, to assist and cooperate in all reasonable respects with LICENSOR regarding its ownership of Licensed Brands, including, without limitation, by executing documents (including assignments required by this Agreement), by giving testimony, and taking such further acts reasonably requested by LICENSOR to acquire, transfer and assign to LICENSOR, maintain, perfect and enforce all copyright, trademark, Internet domain names, industrial design, patent, trade secret, trade dress, contract rights and other intellectual property protection for the Licensed Brands. If LICENSEE fails to comply with any of the obligations set forth in this article, as to LICENSEE itself, within Fifteen (15) Days of LICENSOR’s good faith written request, LICENSEE hereby appoints LICENSOR’s officers as its attorney-in-fact (which appointment is irrevocable and coupled with an interest) solely for the purpose of executing documents on behalf of LICENSEE for this limited purpose; provided, however, that LICENSOR will indemnify and hold harmless LICENSEE for actual and direct damages resulting from LICENSOR’s knowingly making a material misstatement in connection with its exercise of such power of attorney.

c.	Upon LICENSOR’s written request, LICENSEE shall provide, in writing to LICENSOR, the date of first use and/or first publication of each Licensed Product, packaging, insert and/or advertisement therefore, distributed, sold or published pursuant to this License Agreement in each country of the Territory, together with at least one copy of legible and accurate documentation evidencing the first sale or shipment of such Licensed Product in such country. In addition, LICENSEE shall submit to LICENSOR at the beginning of each selling season, a statement describing the Licensed Products being offered for sale in each country within the Territory. This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’s product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design.

d.	LICENSEE will obtain written agreements from, and include in its agreements with each of its contractors, subcontractors, suppliers, consultants and vendors with respect to any and all Licensed Products requiring that, upon termination or expiration of this Agreement, each will not use any proprietary tooling or equipment to manufacture any goods which infringe the intellectual property rights in the Licensed Product and packaging therefore. LICENSEE shall provide to LICENSOR, for LICENSOR’s written approval (not to be unreasonably withheld or delayed) prior to being proposed revealed, or submitted to any third party, each proposal, letter of intent and oral and written agreement relating to Licensed Product. LICENSEE shall not, without LICENSOR’s prior written consent, expressly or implicitly authorize any third party to represent that it represents LICENSOR or that it represents the owner of Licensed Brands, or is authorized by, or on behalf of LICENSOR to take any action regarding the Licensed Brands or has any rights in or with respect to the Licensed Brands. This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’s product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design.

e.	If this Agreement, in whole or in part, is terminated prior to the expiration of the Term, or upon expiration of the License Agreement, LICENSOR, at its sole option and discretion, exercisable within Sixty (60) Days following such expiration or termination, may, by written notice to LICENSEE, require LICENSEE and its subcontractors and manufacturers to destroy any or all physical materials, tangible tools, molds and printing plates used solely in the development or production of the Licensed Products and/or its packaging, created pursuant to this License Agreement and not returned to LICENSOR (the “Production Materials”). If such option is exercised, upon LICENSOR’s request, LICENSEE shall promptly provide to LICENSOR satisfactory evidence of the destruction of any or all Production Materials, and LICENSOR shall have the right at any time, upon reasonable notice, to enter the premises where the Licensed Products (or their components) are stored or manufactured (to the extent such premises are owned or controlled by LICENSEE) to take inventory and/or witness the destruction of any Production Materials. LICENSEE shall not have any obligation to destroy or cause the destruction of any Production Materials that can be used by LICENSEE without infringing or otherwise violating any of LICENSOR’s rights. As an alternative to destruction, LICENSOR may, within said Sixty (60) Day period, by written notice to LICENSEE or directly to any of its subcontractors or manufacturers, offer to purchase said molds, plates and the like, used exclusively for Licensed Product or packaging or advertising therefore, at either the owner’s actual cost or at some price agreed upon between LICENSOR and the owner of such item.

f.	All Licensed Product design, consumer marketing material, production material or other work of authorship, including but not limited to plans, models, drawings, graphic artwork, photographs, video and audio recordings, copy, reports (all regardless of medium), and improvements of and modifications to one or more of the Licensed Products, that incorporate the Licensed Brands and are created or developed by any of LICENSEE’s employees (all of the foregoing materials are individually and collectively referred to as the “Copyright Materials”), shall be prepared as an employee for hire of LICENSEE under LICENSEE’s sole supervision, responsibility and monetary obligation and shall be on a “work for hire” basis within the meaning of the U.S. Copyright Act of 1976, as amended. The rights in and to Copyright Materials shall be assigned by LICENSEE to LICENSOR. Prior to, and as a condition of retaining any third party, who is not an employee of LICENSEE, to assist with or contribute to the development, authorship or creation of any Copyright Materials, or any part thereof, LICENSEE will obtain from such third party a written executed acknowledgment that all such materials are created for LICENSEE as works made for hire, and alternatively assigning all right, title and interest in such materials and to the intellectual property rights, including copyrights, to LICENSOR. This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’S product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design.

g.	During and after expiration or earlier termination of this License Agreement, LICENSEE shall neither acquire nor assert trademark ownership, copyright ownership, inventorship or patent ownership, or (other than the licensed rights under this License Agreement) any other intellectual property or proprietary right in the Licensed Brands. LICENSEE shall contractually obligate its employees, and contractually obligate all agents, consultants, contractors, and other entities with whom it contracts relative to the creation or design of Licensed Brands, and/or each creation, design, modification, improvement or manufacture of Licensed Product, Licensed Brands and/or Copyright Material, to assign to LICENSOR, all right, title and interest which LICENSEE or any such other employee, agent or entity of LICENSEE may have in the Licensed Brands, Licensed Product or any Copyright Materials heretofore or hereafter created, and to waive and agree not to assert against LICENSOR or LICENSEE, any and all “moral rights” which such person may have in, or with respect to the Licensed Brands, Licensed Product and/or any Copyright Materials, to the extent permitted by applicable law. LICENSOR’s right to such assignment includes, without limitation, LICENSOR’s right and authority to (a) obtain any and all intellectual property registrations, including, but not limited to, patents, Internet domain names and industrial design registrations therein in LICENSOR’s name; and (b) to sell, distribute or license such Licensed Brands: (i) outside the Territory, during the Term, for Licensed Products exclusively licensed to LICENSEE; (ii) anywhere in the Universe for products not licensed to LICENSEE or non-exclusively licensed to LICENSEE in this License Agreement; and (iii) anywhere in the Universe for Licensed Products upon expiration or earlier termination of this License Agreement. This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’S product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design.

h.	Nothing contained in this Agreement shall give LICENSEE any right, title or interest in or to the Licensed Brands except for the rights expressly licensed by this License Agreement, and subject to its terms and conditions. LICENSEE shall not make any representation or do any act which may reasonably be taken to indicate that it owns the Licensed Brands, or owns any rights in the Licensed Brands other than the rights to use Licensed Brands licensed by this License Agreement.

i.	LICENSEE, on behalf of itself, its employees, agents and contractors, irrevocably transfers and assigns to LICENSOR, and waives and agrees never to assert, any and all “Moral Rights” which LICENSEE, or its, or their respective employees, agents, or LICENSEE’s contractors, subcontractors and/or manufacturers, may have in, or with respect to, the Licensed Brands and/or any Copyright Materials to the extent permitted by applicable law.

j.	LICENSEE recognizes the great value of the goodwill associated with the Licensed Brands and acknowledges that such goodwill therein is, and will be exclusively owned by LICENSOR. Any and all goodwill arising from LICENSEE’s use of the Licensed Brands pursuant to this License Agreement, and any goodwill associated or hereafter created or acquired in the Licensed Products, is and will be owned by LICENSOR, and/or will inure to LICENSOR’s sole benefit.

k.	Subject to the terms of this License Agreement, LICENSOR shall have the sole unrestricted right after termination of the License Agreement to exploit (including but not limited to the right to use, manufacture and license to third parties) any Licensed Brands and/or design used and/or created under the Agreement, in LICENSOR’s sole discretion, in any manner in perpetuity in any and all media throughout the world whether now known or hereafter devised with no further obligation whatsoever to LICENSEE, or any third party. At LICENSOR’s sole cost and expense, and upon LICENSOR’s reasonable request and prior notice to LICENSEE, upon the expiration and/or earlier termination of this License Agreement, LICENSEE will provide the necessary access during regular business hours to enable LICENSOR to duplicate any such Licensed Product or design. This does not pertain to any existing product or design that LICENSOR requests LICENSEE to include in the LICENSEE’s product line, provided that LICENSOR did not participate in either the design or modification of the existing product or design.

5.	Consideration for License

a.	Royalties

LICENSEE shall pay LICENSOR based on the following model:

Royalties shall be the LICENSEE’s “Net Unit Sales” of the Licensed Products (‘‘Royalties’). The term “Net Unit Sales” shall mean the gross invoiced unit sales of the Licensed Products less (i) LICENSEE’s Costs of the Licensed Products (as defined below) and (ii) discounts, allowances, freight and applicable taxes and other expenses mutually agreed to from time to time.

Royalties shall accrue upon invoicing when the Licensed Products are first sold and delivered by LICENSEE. LICENSEE shall pay to LICENSOR in US currency the Royalties due on all Licensed Products for which payment has been received in each calendar month by the 15th day of the subsequent month. LICENSEE shall provide a written royalty report to LICENSOR detailing the customer, unit sales of Licensed Products, sale price, sale total, amount received, any discounts and/or allowances and other expenses deducted used to calculate the Royalties due with each payment of Royalties.

The LICENSEE will manufacture or may subcontract the manufacture of the Licensed Products and earn a [REDACTED] ([REDACTED]%) percent gross margin on its cost of goods based on GAAP and the costing model attached in Exhibit B, said costs of goods sold and [REDACTED] ([REDACTED]%) percent gross margin thereon being referred to herein as “LICENSEE’s Costs”. LICENSEE’s Costs will not be updated more frequently than quarterly and may change only with LICENSEE and LICENSOR’s joint approval.

The LICENSEE may sell Licensed Products to distributors at varying prices. Therefore, Royalties on any given Licensed Product may fluctuate depending on the price for which the Licensed Product is sold in any given distribution channel as well as upon changes in the LICENSEE’S Costs in accordance with the preceding paragraph. As an example only, if the LICENSEE sells Licensed Products to a distributor for a gross invoiced price of $[REDACTED] per unit and the LICENSEE’s Cost in manufacturing the Licensed Product is $[REDACTED] per unit, then the Royalty on those Licensed Products is $[REDACTED] per unit less applicable discounts, allowances, freight, taxes or other approved expenses. If LICENSEE later sells more of those Licensed Products to a distributor for a gross invoiced price of $[REDACTED] per unit and the LICENSEE’s Cost in manufacturing has increased to $[REDACTED] per unit, then the Royalty on those Licensed Products is $[REDACTED] per unit less applicable discounts, allowances, freight, taxes or other approved expenses.

LICENSEE and LICENSOR acknowledge and agree that the initial production run for the products will incur higher costs due to higher costs of materials and additional labor needed to complete the initial production run. Costs used for the Initial Production Run are found on Exhibit C. The difference between costs shown in Exhibit B and Exhibit C will be reconciled as additional funds due to LICENSEE.

The way the LICENSEE costs the product must be provided to the LICENSOR in full transparency. At the LICENSOR’S election, the LICENSOR may use a third party to audit, at its expense, the costs and expenses used by LICENSEE in its determination of LICENSEE’s Cost as well as its calculation of Royalties.

6.	Records

LICENSEE shall keep full, clear, and accurate records with respect to sales of Licensed Products. Reporting will include the number of units by container size of Licensed Products sold in each reporting period. Upon reasonable notice, LICENSOR, at its expense, may have an independent auditor examine, audit and certify such records as it relates to the Licensed Products covered by this agreement during normal business hours, but not more than twice per year.

LICENSEE shall make prompt adjustment to compensate for any errors or omissions disclosed by any such examination and certification of LICENSEE’s records. If the results of the audit results in an adjustment greater than 5%, LICENSEE will reimburse LICENSOR for the cost of the audit. All amounts due will be payable within 10 days of the acceptance of the audit plus an imputed interest payment of 8% from when the amounts would have been due.

7.	Reimbursement of Expenses

LICENSOR agrees to reimburse LICENSEE for any incurred expenses, marketing or otherwise, that are preapproved by LICENSOR. These expenses will be submitted by LICENSEE to LICENSOR each month for approval, and may be deduced from monthly Royalty payments if approved by LICENSOR.

8.	Mutual Indemnification

LICENSEE and LICENSOR shall mutually keep, save, protect, defend, indemnify and hold each other harmless from and against any and all reasonable costs, claims, expenses, reasonable attorneys’ fees, damages or deficiencies (“Losses”) incurred or sustained by the other party arising from manufacturer defects or breach of terms of this Agreement and from and against any and all claims for damages and/or injury, including claims in product liability, patent infringement, regulatory, governmental, and any other torts brought by any party anywhere and as may arise from the manufacture, use, sale, marketing or distribution of any Licensed Product herein, pursuant to the terms of this Agreement. LICENSOR’s indemnification under this Section shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to LICENSEE’S use of Licensed Brands in a manner permitted by this License Agreement.

The Parties agree that the indemnity obligations under this Section shall survive the termination of this Agreement.

9.	Registration, Preservation and Protection of Licensed Brands

a.	All registrations for intellectual property in the Licensed Brands, packaging and marketing materials for them, are to be applied for and obtained exclusively in LICENSOR’s name and at LICENSOR’s sole cost and expense. LICENSEE shall not file any intellectual property applications or seek any registration thereof in the Licensed Brands (including Internet domain names and social network user/profile names), Licensed Products or packaging or advertising material therefor, or any derivations, improvements, variations or modification thereof, without LICENSOR’s prior written approval.

b.	LICENSOR may, but is not required to, seek, obtain and maintain, in its own name, such intellectual property protection for the Licensed Brands in the Territory, which LICENSOR, in its sole discretion, believes to be appropriate and financially sound. It is expressly agreed that such costs and expenses associated with the registration, preservation, and protection of the Licensed Brands shall be solely borne by the LICENSOR.

c.	Any action taken by LICENSEE to enforce the Licensed Brands against infringers, including notice of infringement or the institution of legal proceedings, shall be subject to the prior written approval of LICENSOR. LICENSOR shall not be obligated to take any such action, and any decision to take such action by LICENSOR, and the conduct of any such action taken, shall be entirely within the discretion and control of LICENSOR. LICENSEE shall cooperate fully with LICENSOR in any such action LICENSOR may choose to take in this regard, without any compensation to LICENSEE.

10.	Termination

This Agreement may be terminated immediately under and according to any of the following:

a.	By written agreement of the Parties;

b.	Immediately, by either Party upon the material breach of the Agreement by the other Party and the failure by the breaching Party to cure said breach within thirty (30) days after receipt of notice from the non-breaching Party specifying the breach. ;

c.	If LICENSEE shall go into receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors, or go out of business, this Agreement shall be immediately terminable by LICENSOR by immediate written notice (without right to cure), but without prejudice to any rights of such other Party;

d.	Upon the expiration or termination of this Agreement for any reason whatsoever, LICENSEE shall have the right to continue to sell in the Territory its existing inventory of Licensed Products previously made, on hand, and in stock (hereinafter referred to as the “Sell Off” rights or “Sell Off terms”) which are in compliance with the quality control provisions and written approvals by LICENSOR as provided for in this Agreement, on a non-exclusive basis, subject to all of the provisions of this Agreement, for a period of Six (6) Months following such expiration or earlier termination (the “Sell Off period”), if LICENSEE, within twenty (20) Days of expiration or earlier termination, delivers to LICENSOR a complete schedule of its inventory of the Licensed Product in stock and on hand on the expiration date or date of earlier termination. ,LICENSEE shall continue to pay royalties on all Licensed Product sold during the Sell-Off period.

e.	LICENSEE acknowledges that a failure (except as otherwise expressly provided herein) to cease the manufacture (except as otherwise allowed with the approval of LICENSOR), sale or distribution of the Licensed Products upon the termination or expiration of this Agreement, will result in immediate and irreparable damage to LICENSOR. LICENSEE further acknowledges that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and in the event of such failure, LICENSOR shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

Upon termination or expiration of this License Agreement, all of the rights granted hereunder to LICENSEE and all rights, title and interest in and to the Licensed Brands, including but not limited to, patent, industrial design, copyright, trademark, trade dress and all improvements, additions and changes thereto, trade secret rights, and goodwill relating to the Licensed Brands, shall revert to LICENSOR. LICENSEE, at LICENSOR’s sole cost and expense, agrees to promptly execute all documents that may be reasonably necessary to effect the foregoing. This right and obligation shall survive the termination or expiration of this Agreement. Except as herein provided, upon termination or expiration of this License Agreement, LICENSEE shall forthwith and thereafter cease and desist from manufacturing, selling or distributing.

11.	Notices

a.	All notices under this Agreement shall be in writing and shall be sent by first- class certified mail, return receipt requested, postage prepaid, to the party concerned at the below address, or to any substituted address given by notice hereunder, a copy of all notices should also be sent to the party concerned via e-mail:

As to LICENSEE:	As to LICENSOR:

Ross Sklar	Darin Brown
Owner	Director
Temperance Distilling Company	Starco Brands, Inc.
177 Reed Dr.	250 26th St., Suite 200
Temperance, MI 48182	Santa Monica, CA 90402
Email: [REDACTED]	Email: [REDACTED]

b.	Any such notice shall be considered sent or made on the day deposited in the mail.

c.	Payments may be sent by ordinary mail or made by ACH or wire to an account provided by the Party receiving payment.

d.	Statements and reports must be sent by email with a Read Receipt.

12.	Confidentiality

a.	Confidential Information. “Confidential Information” means, without limitation, all notes, reports, tests, data, lists, formulas, trade secrets, studies, predictions, advice, suggestions, sales data, customer data, processes, concepts, computer programs, systems, documents, materials, products, samples, business plans, and information of the disclosing party provided to or obtained by another party.

i.	Exceptions. “Confidential Information” does not include:

1.	Information that is publicly available or properly possessed in sufficient detail by the receiving party prior to its receipt;

2.	Information independently developed or acquired by the receiving party from a source that has not improperly disclosed the information;

3.	Information that becomes publicly available in sufficient detail through no fault of the receiving party; and

4.	Information required to be disclosed by applicable law.

b.	Agreement to Keep Confidential. The parties acknowledge that they may have access to Confidential Information of another party during the course of this Agreement, and that the disclosure of such other party’s Confidential Information to third parties would cause substantial, irreparable injury to the disclosing party. Therefore, the parties agree not to disclose, duplicate, distribute or permit access to another party’s Confidential Information to any person or entity not a party to this Agreement, or use Confidential Information in any way other than for the purpose specifically relating to the performance under this Agreement. The parties agree that the nonbreaching party shall be entitled to injunctive and other equitable relief, without security, in the event the breaching party breaches this paragraph of this Agreement.

c.	Term. The confidentiality obligations of this Agreement shall remain in effect for a period of three (3) years after expiration or termination of this Agreement.

13.	Assignment

This Agreement shall be assignable by LICENSEE or LICENSOR to any entity that succeeds to the business of LICENSEE or LICENSOR without the prior written consent of the other party. Other than to an entity that succeeds LICENSEE or LICENSOR, LICENSEE shall not assign any of its rights under this Agreement to any company without the prior written consent of LICENSOR.

14.	Independent Contractor Status

Neither LICENSEE nor LICENSOR shall have any authority to bind the other to any contract, representation, understanding, act or deed concerning the other. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party as creating the relationship between LICENSOR and LICENSEE as that of principal and agent, employer/employee, partner or joint venturer, it being expressly understood and agreed that no provision of this Agreement, nor any act of the parties pursuant thereto, shall be deemed to create any relationship of LICENSEE to LICENSOR other than that of an independent contractor.

15.	Interpretation and Choice of Forum

This Agreement shall be interpreted under the laws of the State of California. Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The Tribunal will consist of one arbitrator. The place of arbitration will be Los Angeles County in the State of California. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.	Force Majeure

Neither LICENSEE nor LICENSOR shall be responsible for any default hereunder caused by acts of God, insurrection, civil disorder, war, military action, emergency government actions, labor disputes or other causes over which neither LICENSOR nor LICENSEE have any control.

17.	Non-Frustration

Neither party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other party under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

18.	Rectification

In case of any mistake in this Agreement, including any error, ambiguity, illegality, contradiction, or omission, this Agreement shall be interpreted as if such mistake were rectified in a manner which implements the intent of the parties as nearly as possible and effects substantial fairness, considering all pertinent circumstances. If any part of this Agreement is found to be invalid or unenforceable it does not invalidate the balance of Agreement.

19.	Entire Agreement

This Agreement sets forth the entire understanding between the parties and supersedes any prior or contemporaneous oral understandings and any prior written Agreements except that the rights and obligations of the parties under the Agreement shall survive until the term of said Agreement expires.

20.	LICENSOR’s Reserved Rights

All rights and licenses to the Licensed Brands not specifically granted to LICENSEE under this Agreement are reserved by and are the exclusive property of LICENSOR.

21.	Signatures

The parties have indicated their Agreement to all of the above terms by signing this Agreement on the respective dates below indicated. LICENSEE and LICENSOR have each received a copy of this Agreement with both LICENSEE’s and LICENSOR’s original ink signatures thereon.

Temperance Distilling Company		Starco Brands Inc.:

By:	/s/ Ross Sklar	By:	/s/ Darin Brown
Name:	Ross Sklar	Name:	Darin Brown
Title:	Owner	Title:	Director
Date:	1/24/22	Date:	1/24/22

EXHIBIT A
LICENSED BRANDS

WHIP SHOTS

EXHIBIT B
LICENSED PRODUCTS

Alcohol infused whipped cream; non-dairy alcohol infused whipped cream; vodka infused whipped cream

EXHIBIT C
STANDARD COSTS

STANDARD COSTS

	TDC Cost	Cost + [REDACTED]% GM
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]

EXHIBIT D
INITIAL PRODUCTION RUN

PILOT RUN COSTS

	TDC Cost	Cost + [REDACTED]% GM
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]	[REDACTED]